                                                                  EXHIBIT 99.5

                        LEHMAN BROTHERS

                         NEWS RELEASE





For Immediate Release                                   CONTACT:  Steven Faigen
                                                                  (212) 526-4379


                 LEHMAN BROTHERS INSTITUTES STOCK AWARD PROGRAM


NEW YORK, July 19, 1994 -- Lehman Brothers Holdings Inc. (NYSE: LEH) today announced that the Compensation and Benefits Committee of the Board of Directors has approved the Lehman Brothers Stock Award Program.

Under the program, salaried, bonus-eligible employees as of June 30, 1994 whose total compensation exceeds $75,000 will receive an award of restricted stock units, effective July 1, 1994, as a pre-tax advance against their 1994 bonuses. Salaried, bonus-eligible employees with 1993 total compensation of $75,000 or less will receive a one-time grant of 50 restricted stock units. Certain vesting and sales restrictions will apply to all units, and they will convert into Lehman Brothers common stock on a one-for-one basis in five years.

For the Operating Committee, total compensation is based on the financial performance of the Firm. Under the Stock Award Program, Operating Committee members will receive restricted stock units representing up to 50 percent of their total 1994 compensation. Messrs. Richard S. Fuld, Jr., Chairman and Chief Executive Officer, and T. Christopher Pettit, President and Chief Operating Officer, will receive up to 62.5 percent of their total compensation in restricted stock units. These awards carry the same vesting and sales restrictions as those outlined above for other employees receiving awards.

The Stock Award Program has been launched now to encourage all employees to increase shareholder value from Lehman Brothers' inception as a public company.


                                    - more -

Stock Award Program p. 2

"This action represents a significant step toward our goal of both broadening and increasing our level of employee ownership," stated Mr. Fuld. "The Stock Award Program should drive shareholder value by providing Lehman Brothers employees with a direct stake in the financial results of the Firm."

Approximately 5.2 million units will be awarded to employees this year, excluding members of the Firm's Operating Committee as described earlier. In order to meet the share requirements of the program, Lehman Brothers Holdings Inc. has been authorized to repurchase shares in the open market, as circumstances and events permit. The Firm also has the authority to issue shares for these programs.

Lehman Brothers is a global investment bank with leadership positions in corporate and municipal finance, advisory services and in securities sales, trading and research. Lehman Brothers serves the financial needs of corporate, governmental and institutional clients, and high-net-worth individuals, through 44 offices in major financial centers worldwide.


                               #        #       #